For Release February 27, 2008
Contact: Lisa Razo
(802) 865-1838

Merchants Bancshares, Inc. Announces Director's Resignation

The Board of Directors of Merchants Bancshares, Inc. announced today that Charles A. Davis has given notice of his departure as a director of Merchants, in order to decrease the number of public company boards on which he currently serves.

Mr. Davis has served on Merchants' board since 1985. He commented, "I have made this very difficult decision in the interest of respecting best practice in corporate governance. I have a strong, long-standing commitment to Merchants, and remain fully confident in the management and direction of our company. Although my affiliation with Merchants as a director has come to a close, I look forward to continued success as a major shareholder."

Raymond C. Pecor, Chairman of Merchants' Board commented, "It is with no small measure of regret that Merchants' Board has accepted Chuck's resignation. His dedication, experience and knowledge of our company, gained during many years as a director will not be easy to replace. We are pleased that Chuck's brother, Jeff Davis, a fifteen-year veteran of our board, will continue the Davis family's tradition of Merchants' directorship. On behalf of Merchants, I would like to thank Chuck for his many years of excellent service. He will be greatly missed."

The continuing mission of Merchants Bank is to provide Vermonters with a state-wide community bank that blends a strong technology platform with a genuine appreciation for local markets. Merchants Bank fulfills this commitment through a branch-based system that includes 36 community bank offices and 44 ATMs throughout Vermont, Personal Bankers dedicated to top-quality customer service and streamlined solutions, including: Personal Checking and Savings with Free Checking for Life®, CashRewards CheckingSM a low-cost Money Market Account, Free Online Banking and Bill Pay, Overdraft Coverage, Direct Deposit, Free Debit Card, and Free Automated Phone Banking; Business Banking with Business Online Banking and Bill Pay, Business Lines of Credit and Merchant Card Processing; Small Business Loans; Health Savings Accounts; Credit Cards; Flexible Certificates of Deposit; Vehicle Loans; Home Equity Credit; and Home Mortgages. Visit mbvt.com for more information. Merchants' stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC. Equal Housing Lender.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants' current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants' actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants' control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic

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conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants' markets, and changes in the financial condition of Merchants' borrowers. The forward-looking statements contained herein represent Merchants' judgment as of the date of this report, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants' reports filed with the Securities and Exchange Commission.

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